UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POLAR MOLECULAR HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)

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January 9, 2006

Dear Shareholder,

Our year ended December 31, 2004 can be viewed with mixed results.  On the positive side, we were able to complete a capital raise of $630,000, converted $1.2 million of accrued compensation to equity and we continue to market our DurAlt products.  During 2005, officers, directors and shareholders continued to accrue compensation and made loans totaling nearly $700,000 in order to help the company financially.  Further, a $543,000 secured note owed a creditor was settled by management for a future payment of $108,000 and an option to purchase Polar restricted common stock at $.10 per share. On the negative side, we continue to operate at a loss, our shareholders continue to experience dilution of their ownership of Polar as the result of the large number of shares issued in our capital raise and shares issued to pay for services and wages and the Company still has significant debts and liabilities.  However, as the result of recent actions taken by the management of Polar, as well as changes in market conditions, the future of Polar remains optimistic.  The following are some specific events that have occurred that improve our future prospects:

Higher fuel prices have resulted in increased demand for our products – Sales of the DurAlt products have increased significantly during the period of April through October 2005.  This increase is primarily the result of increased demand for our product resulting from higher fuel prices.

We have completed our 12/31/2004 SEC filings – We have successfully completed our audit for the year ended December 31, 2004 and have filed our 10-KSB.  This was an important hurdle to get the Company back on track related to our filings with the SEC.  By filing this document, we have now been able to schedule our annual meeting for 10:00 a.m. January 27, 2006 at the company’s offices in Denver, Colorado.  In addition, we anticipate that our annual report and SEC filings for our year ended December 31, 2005 will be completed by the filing deadline of March 30, 2006.  As a result of submitting our filings in a timely manner, we will once again have access to the public equity markets.

The Company is currently negotiating with multiple financing sources – Polar is currently negotiating financings of up to $5 million with three separate investor groups.  All three investor groups have substantial market connections with industries targeted for sales of Polar’s DurAlt technologies.

Our marketing opportunity with TotalFinaElf (“TFE”) may finally result in a new channel of distribution for our products – On September 11, 2001, Polar entered into a Worldwide Joint Marketing Agreement with the Additives Division of TFE, the largest oil company in Europe.  The agreement was based on extensive, positive research performed on Polar’s DurAlt technology by TFE and the desire to commercialize the proprietary detergent packages for gasoline and diesel fuel developed by TFE in combination with Polar’s DurAlt technology.  New market initiatives for fuel additives by TFE in Western Europe may be conducive to achieving Polar’s market objectives for bulk treatment of gasoline motor fuels with the Company’s proprietary DurAlt technology.

We continue to protest the Murdock debt allegedly assumed by Polar in the merger – Approximately twelve months after Polar completed our merger with Murdock Communications, we became aware of a $500,000 note payable that had allegedly been signed by Murdock Communications Company and Polar Molecular Holding Corporation and payable to Republic Credit Corporation.  The note was signed by Wayne Wright, who was appointed by Murdock Communications to Polar’s Board of Directors.  Wright had no authority to execute a promissory note for Polar Molecular Holding Corporation.  The note, signed by Wright, was not disclosed to Polar at the closing of the merger and Polar received no benefits associated with the execution of the note.  Polar is vigorously contesting this liability and has filed a third party complaint against Wright who signed the loan document without authority, and against Thomas Berthel, a controlling shareholder of Murdock Communications, and Berthel Fisher, the brokerage firm that was a paid consultant for Murdock Communications in the merger with Polar.  We believe, and our attorneys concur that the Company has meritorious claims in the third party complaint which would require Wright, Berthel and Berthel Fisher to pay any amounts due Republic.

Polar launches major expansion of intellectual property via new patent applications.

In June 2004, the company launched a major expansion of our patents and intellectual property base to protect DurAlt FC technology for decades into the future.  Polar’s new strategic patent initiative began with the development by Mark L. Nelson, Otis Nelson, A. Richard Nelson, and two of our international scientists, Dr. Chandra Prakash and Dr. Gilbert Chapelet of seven new DurAlt combination patents.  These patents protect the use of DurAlt FC technology with the key gasoline and diesel fuel additive chemistries being used around the world.  The new U.S. patent applications were filed with the U.S. Patent Office in June 2004.  In June 2005, Polar’s patent counsel filed all seven of the new DurAlt combination patents with an international treaty organization representing 130 countries around the world.  These patent applications will be filed in countries that are strategically targeted for a global expansion of our patent protection.  This represents a major undertaking with an estimated cost of two to three million dollars, and is intended to greatly expand our intellectual property rights in strategic markets around the world.  This dramatic expansion of our intellectual property portfolio is intended to substantially increase shareholder value for our current and future investors.  This initiative also coincides with a major expansion of our market initiatives globally.

The company has a staggered Board of Directors with three year, two year and one year terms.  Two directors, Dr. Chandra Prakash and Walter Fay are up for election at the annual meeting of shareholders.  Both men provide vital support to the company and have made hundreds of thousands of dollars of capital contributions to the company over the past several years.  We believe they deserve your support and urge you to vote your proxy in favor of their reelection to enable them to help the company achieve its important objectives this year and beyond.

Polar’s executive team and Board of Directors are encouraged by the Company’s prospects as outlined above.  Our principal objectives are (1) to complete a multi-million dollar financing with funds targeted to substantially expand our market and sales operations, taking advantage of new opportunities resulting from historical high fuel prices in North America and other opportunities that have developed in international markets; (2) to negotiate additional, substantial reductions of the company’s debt obligations; (3) to provide sufficient capital for full-scale operations in order to achieve the company’s objectives including substantial sales and revenue increases and to ultimately achieve profitability; (4) our ongoing expansion of intellectual property rights including the filing and securing of new worldwide patents intended to protect our proprietary DurAlt® fuel additive technology for many more years into the future with an additional focus on important new developing markets; and (5) the implementation of an effective investor relations program to increase awareness of the company’s opportunities, our valuable strategic intellectual property assets, and to expand our base of investors and shareholders, thus improving marketability of our publicly traded securities.

Polar’s management and Board will strive to make 2006 an important positive year for the Company’s stockholders.  Thank you for your vital support in making this possible.  You have our sincere thanks.

/s/ Mark Nelson
Mark Nelson
Chairman, President and CEO